Exhibit 99.1

News Release

Investor Contacts:

Scott Morris

+1 859.519.3622

smorris@rhinolp.com

RHINO RESOURCE PARTNERS ANNOUNCES

FOURTH QUARTER 2011 FINANCIAL AND OPERATING RESULTS

LEXINGTON, KY (March 1, 2012) — Rhino Resource Partners LP (NYSE: RNO) (“Rhino” or the “Partnership”) announced today its financial and operating results for the quarter ended December 31, 2011. For the quarter, the Partnership reported adjusted EBITDA of $24.6 million and net income of $12.7 million, compared to adjusted EBITDA of $17.2 million and net income of $5.7 million in the fourth quarter of 2010.  Diluted earnings per unit were $0.45 for the quarter compared to $0.22 for the fourth quarter of 2010.  Total revenues for the quarter were $101.0 million, with coal sales generating $89.5 million of the total.  (Refer to “Reconciliations of Adjusted EBITDA” included later in this release for reconciliations to the most directly comparable GAAP financial measures).

On January 23, 2012, the Partnership announced a cash distribution of $0.48 per common unit and subordinated unit, or $1.92 per unit on an annualized basis.  This was a 7.9% increase above the initial distribution set at the time of Rhino’s initial public offering in late 2010 and is consistent with the distribution amount from the previous quarter.  This distribution was paid on February 14, 2012 to all unitholders of record as of the close of business on February 2, 2012.

Dave Zatezalo, President and Chief Executive Officer of Rhino’s general partner, stated “Our fourth quarter results were strong as we established a new Adjusted EBITDA record and continued to earn and pay distributions to our unitholders with good coverage ratios.  These record results were achieved through solid contributions across all of our operations.  This has been a year of growth and consolidation for Rhino.  We continued our focus on safety, improving operating efficiency and executing our expansion efforts throughout the year.  Finally, we significantly increased our reserves, both internally with our exploration program and also through acquisitions.

With the downturn in the coal markets, we are focused on fulfilling our existing contracts in a cost efficient manner while maintaining the strength and integrity of our labor force.  The downturn has had the least impact on our steam coal operations at Hopedale, Sands Hill and Castle Valley where we have longer term sales contracts in place.  We have responded to the demand decrease in Central Appalachia for met and steam coal by reducing our production.  The steps we have taken to reduce production include working fewer shifts and days, idling select mining operations and delaying expansion plans at certain operations.

We are continuing our development of the Tug River Complex.  The new high-wall miner began production in late November, development of the new Remining 3 surface mine is nearing completion, and the new preparation plant is on schedule and will be online in the second quarter of 2012.  Going forward, this complex will provide Rhino with substantial low cost production capability of both thermal and high-vol met coal.”

Further, Zatezalo stated “I am pleased with the progress we have made at Rhino Eastern, where our ongoing efforts to improve safety, productivity and cost structure are beginning to take seed.  Rhino Eastern is a major met coal complex and our drilling program proved an additional 21 million tons of premium mid-vol and low-vol metallurgical coal reserves primarily in the Sewell and Beckley coal seams.”

Expansion Updates

Central Appalachia

•                  Rhino began operating the new high-wall miner in the fourth quarter at its Grapevine surface mine at its Tug River complex and is capable of producing at a run rate of 240,000 tons of met coal per year.

•                  Rhino’s Tug River prep plant is nearly complete and Rhino expects it to be operating in the second quarter of 2012.  Management expects significant cost savings and increased production flexibility once the plant is in operation.

•                  The Remining 3 surface mine at the Tug River complex has been largely developed and is fully permitted to begin production once market conditions dictate.  This mine has a projected run rate of 375,000 tons per year, which can be doubled within 12 months, and production is expected to be approximately one-half met coal.

•                  The Access Energy mine in Rhino’s Deane complex began production in the third quarter of 2011 at a projected run rate of 240,000 tons per year of high quality steam coal.  Production from this mine replaced production from a depleted mine and will provide a corridor to an estimated 20 million ton expansion reserve, about half of which is expected to be a pulverized coal injection (“PCI”) product with production starting in late 2013.

Northern Appalachia

•                  Rhino received the conditional Leesville mine permit in February 2012, subject to receipt of the sewage and air permits.  In addition, at Hopedale, Rhino is in the process of permitting a 7 Seam reserve that will be accessed from the existing portal and infrastructure.  Both of these initiatives are expected to provide up to 1.0 million tons of production similar in quality to Hopedale’s coal within the next 18 months.  Market development is ongoing.

Rhino Western

•                  The Castle Valley mine is fully operational and expected to be a long term cash flow contributor to Rhino.  A second continuous miner section was added and sales agreements have been reached for approximately 1.0 million tons per year over the next three years.

•                  Rhino has conditional approval to build a loadout at McClane Canyon, pending bonding, and Rhino continues to explore market opportunities to reopen the mine.

Illinois Basin

•                  Rhino continues discussions with potential customers about a base sales contract at Taylorville.

Eastern Met

•                  Rhino has made substantial progress in safety and operating improvements at the Eagle #1 mine.  The Eagle #2 mine was successfully restarted in the third quarter.

•                  Rhino is in the process of constructing the new Eagle #3 mine, which is expected to begin production in late second quarter of 2012.  Eagle #3 will replace and expand on Eagle #1 production, which will deplete in late 2012.

•                  Rhino has continued its exploration program on the 30,000 acres of property it controls and has proven up an estimated 21 million tons of additional reserves of premium met coal.  Rhino Eastern controls a major met coal resource and is beginning to demonstrate its production potential.  Rhino continues to plan for the opening of a Sewell seam mine, along with a new prep plant.

Oil and Gas

•                  Utica Shale — In 2011, Rhino acquired approximately 8,500 net acres of oil and gas leases in the Utica Shale at a total cost of about $20 million.  This acreage was part of an approximate 80,000 acre portfolio that was acquired along with affiliates of Wexford Capital LP and with Gulfport Energy.  In addition, Rhino has an existing 1,500 net acres in the play that it owns outright, giving it a total of 10,000 net acres in the Utica Shale.  Rhino believes its acreage is located in the liquids rich zone, which is the heart of the play.  Based upon the substantial amount of leasing and merger and acquisition activity in the Utica region, Rhino believes its acreage will provide a substantial return to the Partnership.  Finally, Rhino is working on using its existing infrastructure in the Utica to provide transportation services for oil production in the area, which is expected to provide incremental cash flow to the Partnership.

•                  Cana Woodford — Rhino has invested a total of approximately $8.1 million in the Cana Woodford region acquiring a total of approximately 1,700 mineral acres.  Rhino expects to begin receiving royalty income from this property in 2012.

Capital Expenditures

•                  Maintenance capital expenditures for the fourth quarter were approximately $5.6 million.

•                  Expansion capital expenditures for the quarter were approximately $30.3 million as Rhino continued to invest in its internal development projects, consisting primarily of the Tug River prep plant construction and the purchase of the new high-wall miner.  Of the quarter’s expansion capital expenditures, approximately $2.0 million was spent for the acquisition of oil and gas mineral rights in Cana Woodford.

Evaluating Financial Results

Rhino management uses a variety of financial measurements to analyze the Partnership’s performance, including (1) Adjusted EBITDA, (2) coal revenues per ton and (3) cost of operations per ton.

Adjusted EBITDA.  Adjusted EBITDA represents net income before deducting interest expense, income taxes and depreciation, depletion and amortization, including Rhino’s proportionate share of these expense items from its Rhino Eastern LLC joint venture, while also excluding certain non-recurring items. Adjusted EBITDA is used by management primarily as a measure of the Partnership’s operating performance. Because not all companies calculate adjusted EBITDA identically, the Partnership’s calculation may not be comparable to similarly titled measures of other companies. Adjusted EBITDA should not be considered an alternative to net income, income from operations, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.  (Refer to “Reconciliations of Adjusted EBITDA” included later in this release for reconciliations of Adjusted EBITDA to the most directly comparable GAAP financial measures).

Coal Revenues Per Ton.  Coal revenues per ton represents coal revenues divided by tons of coal sold. Coal revenues per ton is a key indicator of Rhino’s effectiveness in obtaining favorable prices for the Partnership’s product.

Cost of Operations Per Ton.  Cost of operations per ton sold represents the cost of operations (exclusive of depreciation, depletion and amortization) divided by tons of coal sold. Rhino management uses this measurement as a key indicator of the efficiency of operations.

Overview of Financial Results

Results for the three months ended December 31, 2011 included:

•                  Adjusted EBITDA of $24.6 million and net income of $12.7 million compared to Adjusted EBITDA of $17.2 million and net income of $5.7 million in the fourth quarter of 2010. The 2011 and 2010 figures include $0.2 million of net income and $2.7 million of net income, respectively, from the Partnership’s joint venture, Rhino Eastern LLC, which also contributes to the Partnership’s consolidated Adjusted EBITDA.

•                  Basic and diluted net income per common unit of $0.45 compared to $0.22 for the fourth quarter of 2010.

•                  Coal sales of 1.3 million tons compared to 1.1 million tons for the fourth quarter of 2010.

•                  Total revenues and coal revenues of $101.0 million and $89.5 million, respectively, compared to $75.4 million and $72.2 million, respectively, for the same period of 2010.

•                  Coal revenues per ton of $68.62 compared to $65.85 for the fourth quarter of 2010, an increase of 4.2%.

•                  Cost of operations of $69.7 million compared to $55.6 million for the same period of 2010.

•                  Cost of operations per ton of $53.44 compared to $50.70 for the fourth quarter of 2010, an increase of 5.4%.

Total coal revenues increased approximately 24.0% due to an increase in tons sold along with higher contracted prices for steam coal, partially offset by a slight decrease in the mix of metallurgical coal sold. The increase in cost of operations and cost of operations per ton can be primarily attributed to increased costs in the Partnership’s Rhino Western segment due to increased production at the Castle Valley mine along with costs associated with temporarily idling the McClane Canyon mine. In addition, Rhino experienced higher costs in all of its operating segments due to higher commodity and fuel prices.

Results for the year ended December 31, 2011 included:

•                  Adjusted EBITDA of $82.0 million and net income of $38.1 million compared to Adjusted EBITDA of $71.5 million and net income of $41.1 million (or $30.3 million excluding a $10.8 million gain from the Castle Valley acquisition) for the year ended 2010. The 2011 and 2010 figures include $3.3 million and $4.7 million of net income, respectively, from the Partnership’s joint venture, Rhino Eastern LLC, which also contributes to the Partnership’s consolidated Adjusted EBITDA.

•                  Basic and diluted net income per common unit of $1.43.

•                  Coal sales of 4.9 million tons compared to 4.3 million tons for the year ended 2010.

•                  Total revenues and coal revenues of $367.2 million and $333.9 million, respectively, compared to $305.6 million and $289.9 million, respectively, for the same period of 2010.

•                  Coal revenues per ton of $68.47 compared to $67.32 for the year ended 2010, an increase of 1.7%.

•                  Cost of operations of $267.2 million compared to $220.8 million for the same period of 2010.

•                  Cost of operations per ton of $54.79 compared to $51.27 for the year ended 2010, an increase of 6.9%.

Total coal revenues increased approximately 15.2% due to an increase in tons sold along with a slight increase in coal revenues per ton, primarily driven by higher contracted prices for steam coal that was partially offset by a decrease in the mix of metallurgical coal sold due to lower production in the Central Appalachia region in the third quarter of 2011.  The increase in cost of operations and cost of operations per ton can be primarily attributed to increased costs in the Partnership’s Central Appalachia operations due to increased transportation and maintenance costs from its Grapevine surface mine located in the Tug River complex as well as increased roof support costs at its Hopedale mine in Northern Appalachia.  Costs in the Rhino Western segment also increased due to increased production at the Castle Valley mine along with costs associated with idling the McClane Canyon mine. In addition, cost of operations also increased across all of the operating segments due to higher fuel prices.

Segment Information

The Partnership produces and markets coal from surface and underground mines in Kentucky, West Virginia, Ohio and Utah and also has one underground mine located in Colorado that was temporarily idled at year-end 2010.  In addition, with the acquisition of Elk Horn, the Partnership also leases coal reserves to third parties in exchange for royalty revenues.  For the quarter ended December 31, 2011, the Partnership had four reportable business segments: Central Appalachia (includes results for Elk Horn), Northern Appalachia, Rhino Western and Eastern Met (comprised solely of a joint venture with Patriot Coal Corporation).  Additionally, the Partnership reports an Other category that is comprised of the Partnership’s ancillary businesses.

In interim periods for 2010, prior to reporting full-year December 31, 2010 results, the Partnership had included its Colorado mine in the Other category since this operation did not meet the quantitative thresholds requiring separate disclosure as a reportable segment. With the acquisition of the Castle Valley mining complex in August 2010, the Partnership began to report the Colorado mine and Castle Valley mining complex as one reportable segment since the Partnership’s chief operating decision maker reviews the results of these operations on a combined basis. For comparability purposes, the segment data for previous interim periods has been reclassified to present the results of the Colorado mine in the Rhino Western segment instead of the Other category.

The Partnership has historically accounted for the Rhino Eastern joint venture under the equity method. Under the equity method of accounting, only limited information (net income) is presented in the Partnership’s consolidated financial statements.  The Partnership has presented additional financial and operating details of the Rhino Eastern joint venture toward the end of this section.

(In millions, except per ton data and %)	Fourth Quarter 2011	Fourth Quarter 2010	% Change* 4Q11 / 4Q10	Year to Date 2011	Year to Date 2010	% Change* 2011 / 2010
Central Appalachia
Coal revenues	$54.0	$48.3	12.0%	$202.9	$194.9	4.1%
Total revenues	$61.2	$48.4	26.5%	$219.2	$195.6	12.1%
Coal revenues per ton*	$90.18	$84.61	6.6%	$87.92	$90.30	(2.6)%
Cost of operations	$38.3	$33.7	13.7%	$154.2	$133.5	15.5%
Cost of operations per ton*	$63.95	$59.13	8.2%	$66.79	$61.87	7.9%
Tons produced	0.6	0.6	7.9%	2.2	2.2	3.7%
Tons sold	0.6	0.6	5.1%	2.3	2.2	7.0%
Northern Appalachia
Coal revenues	$26.9	$22.2	20.7%	$109.3	$86.2	26.8%
Total revenues	$29.7	$24.4	21.4%	$120.0	$95.4	25.7%
Coal revenues per ton*	$53.00	$45.67	16.1%	$53.00	$44.30	19.6%
Cost of operations	$18.9	$15.1	25.2%	$75.1	$65.1	15.5%
Cost of operations per ton*	$37.25	$30.96	20.3%	$36.45	$33.43	9.0%
Tons produced	0.5	0.5	6.8%	2.1	2.0	4.5%
Tons sold	0.5	0.5	4.0%	2.1	1.9	5.9%
Rhino Western
Coal revenues	$8.6	$1.7	406.6%	$21.7	$8.8	145.5%
Total revenues	$8.6	$1.7	405.7%	$21.7	$8.8	145.4%
Coal revenues per ton*	$43.41	$43.69	(0.6)%	$42.78	$43.67	(2.0)%
Cost of operations	$6.8	$2.1	233.4%	$17.9	$6.9	159.5%
Cost of operations per ton*	$34.29	$52.44	(34.6)%	$35.42	$34.20	3.6%
Tons produced	0.2	0.0	547.6%	0.6	0.2	196.6%
Tons sold	0.2	0.0	409.9%	0.5	0.2	150.6%
Other**
Coal revenues	n/a	n/a	n/a	n/a	n/a	n/a
Total revenues	$1.5	$0.9	79.6%	$6.3	$5.8	8.6%
Coal revenues per ton	n/a	n/a	n/a	n/a	n/a	n/a
Cost of operations	$5.7	$4.7	20.4%	$20.0	$15.3	30.7%
Cost of operations per ton	n/a	n/a	n/a	n/a	n/a	n/a
Total
Coal revenues	$89.5	$72.2	24.0%	$333.9	$289.9	15.2%
Total revenues	$101.0	$75.4	34.0%	$367.2	$305.6	20.1%
Coal revenues per ton*	$68.62	$65.85	4.2%	$68.47	$67.32	1.7%
Cost of operations	$69.7	$55.6	25.5%	$267.2	$220.8	21.0%
Cost of operations per ton*	$53.44	$50.70	5.4%	$54.79	$51.27	6.9%
Tons produced	1.3	1.1	23.5%	4.9	4.3	13.0%
Tons sold	1.3	1.1	19.0%	4.9	4.3	13.2%
Eastern Met 100% Basis †
Coal revenues	$13.0	$15.2	(14.9)%	$50.0	$40.0	24.9%
Total revenues	$13.0	$15.2	(14.9)%	$50.1	$40.1	24.9%
Coal revenues per ton*	$199.73	$216.57	(7.8)%	$198.97	$158.74	25.3%
Cost of operations	$11.1	$8.4	31.6%	$37.6	$25.2	49.4%
Cost of operations per ton*	$170.88	$119.81	42.6%	$149.55	$99.75	49.9%
Net income	$0.4	$5.3	(93.3)%	$6.5	$8.9	(26.8)%
Partnership’s portion of net income	$0.2	$2.7	(93.3)%	$3.3	$4.7	(26.8)%
Tons produced***	0.1	0.1	6.4%	0.3	0.3	3.0%
Tons sold***	0.1	0.1	(7.7)%	0.3	0.3	(0.3)%

* Percentages, totals and per ton amounts are calculated based on actual amounts and not the rounded amounts presented in this table.

** The Other category includes results for Rhino’s ancillary businesses. The activities performed by these ancillary businesses do not directly relate to coal production. As a result, coal revenues, coal revenues per ton and cost of operations per ton are not presented for this category.

*** Rhino Eastern currently produces and sells only premium mid-vol met coal.

† Eastern Met includes the financial data for the Rhino Eastern joint venture in which the Partnership has a 51% membership interest and for which the Partnership serves as manager.  The Partnership’s consolidated revenue and costs do not include any portion of the revenue or costs of Rhino Eastern since the Partnership accounts for this operation under the equity method.  The Partnership only records its proportionate share of net income of Rhino Eastern as a single item in its financial statements, but the Partnership believes the presentation of these items for Rhino Eastern provides additional insight into how this operation contributes to the overall performance of the Partnership.

Additional information for the Central Appalachia segment detailing the types of coal produced and sold, premium high-vol met coal and steam coal, is presented below.  Note that the Partnership’s Northern Appalachia and Rhino Western segments currently produce and sell only steam coal.

(In thousands, except per ton data and %) †	Fourth Quarter 2011	Fourth Quarter 2010	% Change * 4Q11 / 4Q10	Year to Date 2011	Year to Date 2010	% Change * 2011 / 2010
Met coal tons sold	173.6	174.7	(0.6)%	654.6	683.4	(4.2)%
Steam coal tons sold	425.7	395.3	7.7%	1,653.4	1,474.5	12.1%
Total tons sold	599.3	570.0	5.1%	2,308.0	2,157.9	7.0%

Met coal revenue	$21,483	$21,789	(1.4)%	$79,227	$88,570	(10.5)%
Steam coal revenue	$32,558	$26,441	23.1%	$123,706	$106,281	16.4%
Total coal revenue	$54,041	$48,230	12.0%	$202,933	$194,851	4.1%

Met coal revenues per ton	$123.77	$124.73	(0.8)%	$121.04	$129.59	(6.6)%
Steam coal revenues per ton	$76.48	$66.88	14.4%	$74.82	$72.08	3.8%
Total coal revenues per ton	$90.18	$84.61	6.6%	$87.92	$90.30	(2.6)%

Met coal tons produced	187.6	151.3	24.0%	660.5	700.2	(5.7)%
Steam coal tons produced	426.5	417.6	2.1%	1,573.5	1,454.3	8.2%
Total tons produced	614.1	568.9	7.9%	2,234.0	2,154.5	3.7%

* Percentages are calculated based on actual amounts and not the rounded amounts presented in this table.

† Excludes data for the Rhino Eastern mining complex located in West Virginia for which the Partnership has a 51% membership interest and serves as manager.

Guidance

For the full year 2012, Rhino currently anticipates the following:

For:	2012
Revenue	$ 350 to $375 million
Net Income	$ 45 to $55 million
Adjusted EBITDA	$ 90 to $105 million
Production*	4.9 to 5.2 million tons
Sales*	4.9 to 5.2 million tons
Maintenance Capital Expenditures	$ 16 to $19 million

*              Guidance for production tons and sale tons includes 51% of expected activity from Rhino Eastern

Guidance for 2012 has been re-forecasted and reduced compared to previous figures to reflect demand weakness in the current market conditions for both steam and metallurgical coal.  This re-forecasted guidance only includes contracted sales and minimal spot sales of steam coal for 2012.

Fourth Quarter 2011 Financial and Operational Results Conference Call

Rhino’s fourth quarter 2011 financial and operational results conference call is scheduled for today at 10:00am Eastern time. Participants should call 800-901-5231 (United States/Canada) or 617-786-2961 (International) and utilize the confirmation code 16830145.  A live broadcast of the earnings conference call will also be available via the Internet at www.rhinolp.com under ‘Investor Relations’.

A telephonic replay will be available for anyone unable to participate in the live call. To access the replay, call 888-286-8010 (United States/Canada) or 617-801-6888 (International) and enter confirmation code 43144762. The recording will be available from 12:00 pm (ET) on Thursday, March 1, 2012 through Thursday, March 8, 2012 at 11:59 p.m. (ET).

The webcast will be archived on the site for one year.

About Rhino Resource Partners LP

Rhino Resource Partners LP is a growth-oriented limited partnership.  Rhino produces metallurgical and steam coal in a variety of basins throughout the United States, leases coal through its Elk Horn subsidiary, and owns oil and gas acreage in the Utica and Cana Woodford plays.

About Wexford Capital LP

Rhino’s general partner, Rhino GP LLC, is an affiliate of Wexford Capital LP (“Wexford”).  Wexford is an SEC registered investment advisor with over $5.6 billion of assets under management.  Wexford has particular expertise in the energy/natural resources sector with actively managed investments in coal, oil and gas exploration and production, energy services and related sectors.  Through Wexford’s extensive portfolio of energy, resource and related investments, it sees an extensive flow of potential new investment opportunities, many which could be suitable for Rhino.  Although Wexford has no obligation to provide such investment opportunities to Rhino, it has made available several of these investments to Rhino and  expects to be in a position to continue to selectively source and underwrite for Rhino new coal, energy and related investment opportunities.

Additional information regarding Rhino and Wexford is available on their respective web sites — RhinoLP.com and Wexford.com.

Forward Looking Statements

Except for historical information, statements made in this press release are “forward-looking statements.” All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Rhino expects, believes or anticipates will or may occur in the future are forward-looking statements, including the statements and information included under the heading “Expansion Update,” “Oil and Gas,” and “Guidance.” These forward-looking statements are based on Rhino’s current expectations and beliefs concerning future developments and their potential effect on Rhino’s business, operating results, financial condition and similar matters.  While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting Rhino will be those that Rhino anticipates.  Whether actual results and developments in the future will conform to expectations is subject to significant risks, uncertainties and assumptions, many of which are beyond Rhino’s control or ability to predict. Therefore, actual results and developments could materially differ from Rhino’s historical experience and present expectations and what is expressed, implied or forecast in these forward-looking statements.  Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the following: decline in coal prices, which depend upon several factors such as the supply of domestic and foreign coal, the demand for domestic and foreign coal, governmental regulations, price and availability of alternative fuels for electricity generation and prevailing economic conditions; increased competition in global coal markets and declines in demand for coal; current and future environmental laws and regulations which could materially increase operating costs or limit Rhino’s ability to produce and sell coal; extensive government regulation of mine operations, especially with respect to mine safety and health, which imposes significant actual and potential costs; difficulties in obtaining and/or renewing permits necessary for operations; a variety of operating risks, such as unfavorable geologic conditions, natural disasters, mining and processing equipment unavailability and failures and unexpected maintenance problems and accidents, including fire and explosions from methane; fluctuations in transportation costs or disruptions in transportation services could increase competition or impair Rhino’s ability to supply coal; a shortage of skilled labor; increases in raw material costs, such as steel, diesel fuel and explosives; Rhino’s ability to acquire replacement coal reserves that are economically recoverable; inaccuracies in Rhino’s estimates of coal reserves and non-reserve coal deposits; existing and future laws and regulations regulating the emission of sulfur dioxide and other compounds could affect coal consumers and as a result reduce demand for coal; federal and state laws restricting the emissions of greenhouse gases; Rhino’s ability to acquire or failure to maintain, obtain or renew surety bonds used to secure obligations to reclaim mined property; Rhino’s dependence on a few customers and its ability to find and retain customers under favorable supply contracts; changes in consumption patterns by utilities away from the use of coal, such as resulting from low natural gas prices; disruption in supplies of coal produced by contractors operating Rhino’s mines; defects in title in properties that Rhino owns or losses of any of Rhino’s leasehold interests; increased labor costs or work stoppages; the ability to retain and attract senior management and other key personnel; and assumptions underlying reclamation and mine closure obligations are materially inaccurate.

In addition to the foregoing, Rhino’s business, financial condition, results of operations and cash available for distribution could be adversely affected by factors relating to, or resulting from, the Elk Horn acquisition. Such factors would include the failure to realize the anticipated benefits of the Elk Horn acquisition; a material change in Elk Horn management’s estimated coal reserves and non-reserve coal deposits; exposure of the lessees’ mining operations to the same risks and uncertainties that Rhino faces as a mine operator; ability of the lessees to effectively manage their operations on the leased properties; ability of the lessees to satisfy customer contracts with coal from properties other than Elk Horn’s properties; and incorrect reporting of royalty revenue by lessees.

Other factors that could cause Rhino’s actual results to differ from its projected results are described in its filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof.  Rhino undertakes no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

# # #

RHINO RESOURCE PARTNERS LP

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

AS OF DECEMBER 31, 2011 and 2010

(in thousands)

	December 31,	December 31,
	2011	2010
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$449	$76
Accounts receivable, net of allowance	37,242	27,351
Inventories	15,629	15,635
Prepaid expenses and other	5,755	7,294
Total current assets	59,075	50,356
Net property, plant & equipment, incl coal properties, mine development and construction costs	450,116	282,577
Investment in unconsolidated affiliate	18,736	18,749
Other non-current assets	10,867	6,963
TOTAL	$538,794	$358,645
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Accounts payable	$23,145	$15,493
Current portion of long-term debt	1,334	2,908
Accrued expenses and other	24,377	17,479
Total current liabilities	48,856	35,880
NON-CURRENT LIABILITIES:
Long-term debt	141,764	33,620
Asset retirement obligations	29,584	31,341
Other non-current liabilities	11,492	10,187
Total non-current liabilities	182,840	75,148
Total liabilities	231,696	111,028
COMMITMENTS AND CONTINGENCIES
PARTNERS’ CAPITAL:
Limited partners	293,100	236,582
General partner	11,650	10,410
Accumulated other comprehensive income	2,348	625
Total partners’ capital	307,098	247,617
TOTAL	$538,794	$358,645

RHINO RESOURCE PARTNERS LP

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per unit data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
REVENUES:
Coal sales	$89,509	$72,167	$333,876	$289,885
Other revenues	11,517	3,220	33,345	15,762
Total revenues	101,026	75,387	367,221	305,647
COSTS AND EXPENSES:
Cost of operations (exclusive of depreciation, depletion and amortization)	69,703	55,555	267,180	220,756
Freight and handling costs	1,058	277	4,329	2,634
Depreciation, depletion and amortization	9,812	9,962	36,325	34,108
Selling, general and administrative (exclusive of depreciation, depletion and amortization)	6,470	4,771	21,815	16,449
Asset impairment loss	—	652	—	652
(Gain)/Loss on sale of assets—net	(336)	115	(3,172)	(10,716)
Total costs and expenses	86,707	71,332	326,477	263,883
INCOME FROM OPERATIONS	14,319	4,055	40,744	41,764
INTEREST AND OTHER INCOME (EXPENSE):
Interest expense and other	(1,788)	(1,087)	(6,062)	(5,338)
Interest income and other	1	1	51	24
Equity in net income of unconsolidated affiliate	180	2,687	3,338	4,699
Total interest and other income (expense)	(1,607)	1,601	(2,673)	(615)
INCOME BEFORE INCOME TAXES	12,712	5,656	38,071	41,149
NET INCOME	$12,712	$5,656	$38,071	$41,149

Net income attributable to Predecessor - Jan 1 to Oct 5, 2010	n/a	$210	n/a	$35,703
Net income attributable to Partnership - Oct 6 to Dec 31, 2010	n/a	$5,446	n/a	$5,446

General partner’s interest in net income	$254	$109	$762	$109
Common unitholders’ interest in net income	$6,884	$2,668	$19,603	$2,668
Subordinated unitholders’ interest in net income	$5,574	$2,669	$17,706	$2,669
Net income per limited partner unit, basic:
Common units	$0.45	$0.22	$1.43	$0.22
Subordinated units	$0.45	$0.22	$1.43	$0.22
Net income per limited partner unit, diluted:
Common units	$0.45	$0.22	$1.43	$0.22
Subordinated units	$0.45	$0.22	$1.43	$0.22
Distributions paid per limited partner unit	$0.48	n/a	$1.8108	n/a
Weighted average number of limited partner units outstanding, basic:
Common units	15,309	12,400	13,725	12,400
Subordinated units	12,397	12,397	12,397	12,397
Weighted average number of limited partner units outstanding, diluted:
Common units	15,320	12,413	13,744	12,413
Subordinated units	12,397	12,397	12,397	12,397

Reconciliations of Adjusted EBITDA

The following tables present reconciliations of Adjusted EBITDA to the most directly comparable GAAP financial measures for each of the periods indicated (note: DD&A refers to depreciation, depletion and amortization).  Rhino management believes the presentation of Adjusted EBITDA that includes the proportionate share of DD&A and interest expense for Rhino Eastern is appropriate since the Partnership’s portion of Rhino Eastern’s net income that is recognized as a single line item in its financial statements is affected by these expense items.  Since Rhino does not reflect these proportionate expense items of DD&A and interest expense in its consolidated financial statements, management believes that the adjustment for these expense items in the EBITDA calculation is more representative of how management reviews the results of the Partnership and provides investors with additional information that they can use to evaluate Rhino’s results.

($ in millions)	Fourth Quarter 2011	Fourth Quarter 2010	Year to Date 2011	Year to Date 2010	Year Ending 2012 (est midpoint)
Net income	$12.7	$5.7	$38.1	$41.1	$50.0
Plus:
DD&A	9.8	10.0	36.3	34.1	39.5
Interest expense	1.8	1.1	6.1	5.3	6.5
EBITDA*	$24.3	$16.8	$80.4	$80.6	96.0
Plus: Rhino Eastern DD&A-51%	0.3	0.4	1.5	1.6	1.5
Plus: Rhino Eastern interest expense-51%	—	—	0.1	0.1	—
Less: Gain from Castle Valley acquisition †	—	—	—	(10.8)	—
Adjusted EBITDA	$24.6	$17.2	$82.0	$71.5	$97.5

*              Totals may not foot due to rounding

	Three Months Ended Dec 31		Twelve Months Ended Dec 31
($ in millions)	2011	2010	2011	2010
Net cash provided by operating activities	$15.7	$12.1	$67.1	$55.0
Plus:
Increase in net operating assets	7.2	3.5	5.4	10.3
Gain on sale of assets	0.3	—	3.2	10.8
Amortization of deferred revenue	0.2	—	0.5	—
Interest expense	1.8	1.1	6.1	5.3
Equity in net income of unconsolidated affiliate	0.2	2.7	3.3	4.7
Less:
Decrease in net operating assets	—	—	—	—
Accretion on interest-free debt	0.1	0.1	0.2	0.2
Amortization of advance royalties	0.2	0.1	1.1	0.9
Amortization of debt issuance costs	0.2	0.8	1.1	0.8
Equity-based compensation	0.1	0.3	0.7	0.3
Loss on retirement of advance royalties	—	—	0.1	0.4
Accretion on asset retirement obligations	0.5	0.5	2.0	2.2
Loss on asset impairment	—	0.7	—	0.7
Loss on sale of assets	—	0.1	—	—
EBITDA	$24.3	$16.8	$80.4	$80.6
Plus: Rhino Eastern DD&A-51%	0.3	0.4	1.5	1.6
Plus: Rhino Eastern interest expense-51%	—	—	0.1	0.1
Less: Gain from Castle Valley acquisition †	—	—	—	(10.8)
Adjusted EBITDA	$24.6	$17.2	$82.0	$71.5

† During the third quarter of 2010, the Partnership acquired certain assets for cash consideration of approximately $15.0 million from the Trustee of the Federal Bankruptcy Court charged with the sale of the C.W. Mining Company assets, located in Emery and Carbon Counties, Utah (referred to as the Castle Valley mining complex).  Because the fair value of the assets acquired exceeded the purchase price, the Partnership recorded a non-cash gain of $10.8 million that is reflected in the Partnership’s third quarter 2010 financial results. A gain resulted from this acquisition since the assets were purchased in a distressed sale out of bankruptcy.  Management believes that the isolation and presentation of this specific item to arrive at Adjusted EBITDA is useful because it enhances investors’ understanding of how management assesses the performance of the Partnership’s business.  Management believes the adjustment of this item provides investors with additional information that they can utilize in evaluating the Partnership’s performance.  Additionally, management believes the isolation of this item provides investors with enhanced comparability to prior and future periods of Rhino’s operating results.